EXHIBIT 99.1

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
CORNERSTONE PROPANE, L.P.

This Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane, L.P. (the “Partnership”) is hereby made and is effective as of this 1st day of November 2002, by and among Cornerstone Propane GP, Inc., a California corporation, as the Managing General Partner of the Partnership, SYN Inc., a Delaware corporation, as the Special General Partner of the Partnership, and Cornerstone Propane Partners, L.P., a Delaware limited partnership, as the Limited Partner.

WITNESSETH

WHEREAS, the Partnership was heretofore formed and now exists pursuant to the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane, L.P., dated as of December 17, 1996 (the “Partnership Agreement”); and

WHEREAS, Section 13.2 of the Partnership Agreement provides procedures for the amendment of the Partnership Agreement; and

WHEREAS, the parties hereto propose to adopt amendments to the Partnership Agreement pursuant to the authority granted in such Section 13.2.

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1.             Capitalized terms used herein but not defined shall have the meanings assigned to them in the Partnership Agreement.

2.             A new Section 15.12 is hereby added to the Partnership Agreement to read as follows:

“15.12  General Partners Not Required to Hold Economic Rights Associated With General Partner Interests

Notwithstanding anything to the contrary set forth in this Agreement, if a Managing General Partner or Special General Partner no longer has any economic rights associated with its general partner interest in the Partnership, which may include rights to receive any allocations of income, gain, loss, deductions, distributions or payments (other than for reimbursement, indemnification or similar rights) under this Agreement, as a result of the Managing General Partner or Special General Partner either having transferred such rights pursuant to the terms of this Agreement or having waived and relinquished all such rights, but the Managing General Partner or Special General Partner otherwise continues to have rights or liabilities as a general partner, then it shall continue as, and shall not thereby cease to be, the Managing General Partner or Special General Partner, as the case may be.”

3.             Except as set forth above, all provisions of the Partnership Agreement will remain in full force and effect.

4.             This Amendment No. 1 shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

5.             This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to principles of conflict of laws.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Partnership Agreement to be effective as of the date first above written.

MANAGING GENERAL PARTNER

Cornerstone Propane GP, Inc.

By:	/s/ M.D. LEWIS
Name: M.D. Lewis
Title: Chairman of the Board

SPECIAL GENERAL PARTNER

SYN Inc.

By:	/s/ DANIEL K. NEWELL
Name: Daniel K. Newell
Title: President

LIMITED PARTNER

Cornerstone Propane Partners, L.P.

By:	Cornerstone Propane GP, Inc., its managing general partner

By:	/s/ M.D. LEWIS
Name: M.D. Lewis
Title: Chairman of the Board